Exhibit 10.30

SAN Holdings, Inc.
9800 Pyramid Court, #130
Englewood CO 80112

March 2, 2007

Mr. Todd Oseth
2875 Stratton Woods View
Colorado Springs CO 80906

Dear Todd:

It is my pleasure to offer you the position of President/CEO of SAN Holdings, Inc. (the “Company”).

Compensation Package
Your annual base salary will be $350,000, with an additional bonus targeted at $175,000. This bonus will be prorated based upon the commencement of your employment for 2007; and the maximum annual bonus attainable will be equal to 100% of your base salary.

Equity Package
Details of equity participation to be determined within the first 90-120 days of employment.

Miscellaneous
The vacation policy and benefits will be the same as other senior executives of the Company. Please be advised that your employment is contingent upon the favorable outcome of a security and background check and that your employment is for an indefinite period and is terminable at the will of either the Company or you, with or without cause at any time, subject only to such limitations as may be imposed by law.

Severance Policy
If your employment is terminated by the Company without “cause” (as such term will ultimately be defined in the stock option plan offered to other senior executive officers of the Company), then subject to the execution of a satisfactory release by you, you will receive:

-	Regular installments of base salary for the next six months (irrespective of whether you gain employment during that period).
-	Continued medical and dental coverage in accordance with the Company’s plans that are then in place until the end of the payment period (Six months).

-	Upon termination, you shall have a duty to mitigate damages and costs to the Company.
-
The maximum period for the non-compete period to be contained in your stock option grant agreement or other incentive plan in which you are entitled to participate will be (i) the severance payment period in the event your employment is terminated by the Company without “cause”, but in no event shall such period exceed six (6) months, and (ii) six (6) months in the event you resign from the Company or your employment is terminated by the Company for “cause.”

Please retain a copy of this offer letter for your records and forward an executed acceptance to my attention.

Todd, I am confident that you will find this offer acceptable, and I look forward to working with you.

Sincerely,

Michael T. Gillen Director

Offer Accepted (T. Oseth):  /s/ Todd A. Oseth

Exhibit 10.30

Separation and General Release Agreement

This Separation and General Release Agreement (this “Agreement”), is executed March 12, 2007 (the “Execution Date”) and effective as of May 11, 2007 (the “Effective Date”), by and between SAN HOLDINGS, INC., a Colorado corporation (the “Company”) and JOHN JENKINS (“Executive,” and together with the Company, the “Parties”).

WHEREAS, Executive has been employed by the Company under terms set forth in that certain Employment Agreement dated February 1, 2001 by and between Executive and the Company (the “Executive Employment Agreement”);

WHEREAS, Executive’s employment with the Company has ended by agreement of the Parties (the “Separation”) effective as of the Effective Date (the “Separation Date”);

WHEREAS, the Parties’ rights and obligations with respect to certain of  Executive’s equity interests in the Company are set forth in the Executive Employment Agreement, the Company’s 2000 Stock Option Plan, the Company’s 2001 Stock Option Plan and the Company’s 2003 Stock Option Plan (collectively, the “Plan”) and the option grant agreements (collectively, the “Option Agreements”) by and between Executive and Company relating to (a) the grant of 300,000 shares of the Company’s common stock, no par value per share (“Common Stock”) under the 2000 Stock Option Plan; (b) the grant of 500,000 shares of Common Stock under the 2001 Stock Option Plan; and (c) the grant of 1,100,000 shares of Common Stock under the 2003 Stock Option Plan (together with the option grant agreements referenced in clause (b) above, the “Extended Option Agreements”); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the definitive rights and obligations of the Parties in connection with the Separation.

NOW, THEREFORE, in consideration of the mutual covenants, commitments and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

1. Acknowledgment of Separation. The Parties acknowledge and agree that the Separation is effective as of the Effective Date.

2. Resignation of Offices; Transition Period. Effective as of the Execution Date, Executive voluntarily resigns his position as Chief Executive Officer, President, Director and Chairman of the Board of Directors of the Company, and from any and all other offices which he holds at the Company or any of the Company’s subsidiaries or affiliates other than with respect to Solunet Storage, Inc. as described below. From the Execution Date to the Separation Date (the “Transition Period”), Executive shall remain an employee of the Company and any of the Company’s subsidiaries or affiliates that he was an officer prior to the Execution Date and shall be entitled to the same base salary and benefits in effect prior to the Execution Date during such Transition Period. Executive’s title with respect to the Company or any of its subsidiaries or affiliates during the Transaction Period shall be determined by the Company in its sole discretion; provided, that Executive shall initially retain the title of President of Solunet Storage, Inc. during the Transition Period.

3. Executive’s Acknowledgment of Consideration. Executive specifically acknowledges and agrees that certain of the obligations created and payments made to him by the Company under this Agreement are promises and payments to which he is not otherwise entitled under any law or contract.

4. Payments Upon and After the Separation.

(a) Final Pay. On the next regular payroll date following the Separation Date, Executive shall receive a lump sum payment of all then-outstanding final wages and accrued unused vacation, minus applicable federal, state and local tax withholdings, for services performed for the Company through and including the Separation Date.

(b) Continuing Indemnification of Executive. As a former officer and director of the Company, Executive shall remain entitled to all indemnification rights and benefits provided from time to time to other officers, directors and former officers and directors of the Company.

(c) Severance Benefits. Beginning on or about the Separation Date, subject to Executive’s execution and delivery of the waiver in the form of Exhibit A attached hereto on or after the Separation Date (the “Separation Date Waiver”) and the receipt thereof by the Company, Executive (his heirs or assigns) shall be entitled to receive the following severance benefits (the “Severance Benefits”). The payment or provision of such Severance Benefits by the Company shall not represent any admission or concession by the Company that such benefits are owed to Executive under any agreement or obligation that might be asserted by or on behalf of Executive:

(i) Severance Pay. Subject to the conditions set forth in this Section 4(c), Executive’s execution and delivery of and Executive’s performance under this Agreement, following the Transition Period, Executive shall be entitled to receive, on a salary continuation basis, severance payments totaling $245,000, representing 12 months of Executive’s base salary at the rate in effect as of the Separation Date, minus applicable tax and other withholdings, which shall be payable in conformance with the Company’s payroll policies and practices and which will begin no later than the Company’s second regular payroll date following the end of the Transition Period.

(ii)  Extension of Exercise Period and Vesting Period on Extended Option Agreements. Notwithstanding anything to the contrary set forth in the Extended Option Agreements or the Plan, the options subject to the Extended Option Agreements shall continue to vest until the end of the Transition Period and the Company shall extend the exercise period specified in the Extended Option Agreements such that the exercise period with respect to such Extended Option Agreements terminates one year from the Separation Date.

(iii) COBRA and COBRA Premium Payments. Effective as of the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U. S. Internal Revenue Code of 1986, as amended (“the Code”), Executive shall be offered the opportunity to elect continuation coverage under the group medical plan(s) of the Company (“COBRA coverage”). The Company shall provide Executive with the appropriate COBRA coverage notice and election form for this purpose. If Executive elects COBRA coverage, Executive shall make the same health insurance premium payments as he did prior to the Separation and the Company shall pay that portion of Executive’s (and his Dependents’) health insurance premiums under COBRA that was paid by the Company on Executive’s behalf at the time of the Separation, plus any administrative fee, for up to 12 months following the Separation Date; provided, however, that Executive shall notify the Company within two weeks of any change in his circumstances that would warrant discontinuation of his COBRA coverage and benefits (including but not limited to Executive’s receipt of group medical benefits from any other employer). The existence and duration of Executive’s rights and/or the COBRA rights of any of Executive’s eligible dependents shall be determined in accordance with Section 4980B of the Code.

5. Confidential Information; Non-Competition; Non-Solicitation.

(a) Confidential Information. Executive acknowledges that the information, observations and data obtained by him concerning the business and affairs of the Company during the course of his employment with the Company (as more fully defined in Section 4.4 of the Executive Employment Agreement), or that may be obtained in connection with his assistance and cooperation with the Company as set forth in Section 10 of this Agreement, is the property of the Company. Executive agrees that he will not, directly, willfully or negligently disclose to any unauthorized person or use for his own account any of such information, observations or data which is of a confidential or proprietary nature (“Confidential Information”) without the Company’s written consent, unless, and to the extent, that (i) the aforementioned matters become generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act, or (ii) he is required to do so by order of a court of competent jurisdiction (by subpoena or similar process), in which event Executive shall reasonably cooperate with the Company in connection with any action by the Company to limit or suppress such disclosure. Executive represents, warrants and covenants that at no time prior to or contemporaneous with his execution of this Agreement has he, directly, willfully or negligently disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own purposes or benefit. Executive acknowledges his understanding of his non-competition, non-solicitation and non-disclosure restrictions as set forth in the Executive Employment Agreement. Executive understands that his breach of this Section 5 shall eliminate his entitlement to any Severance Benefits under this Agreement, including such payments already received and, with respect to payments received, Executive shall be required to immediately return any such amounts in the event of a breach.

(b) Non-Competition and Non-Solicitation. Executive expressly acknowledges and reaffirms his understanding of and obligations under the non-competition and non-solicitation provisions of Section 4.5 of his Executive Employment Agreement and under the Option Agreements.

6. General Release and Waiver.

(a) General Release. Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and ABSOLUTELY AND IRREVOCABLY AND UNCONDITIONALLY FULLY AND FOREVER RELEASES, ACQUITS AND DISCHARGES San Holdings, Inc., together with its subsidiaries, parents and affiliates, including but not limited to Sun Solunet, LLC, Sun Capital Partners II, LP and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Agreement (but not including Executive’s or the Company’s performance under this Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i) Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the Separation;

(ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

(iv) any federal, state or local statute, ordinance or regulation, including but not limited to labor laws or discrimination laws such as Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise (the “ADEA”), the Family and Medical Leave Act, the Civil Rights Act set forth at 42 U.S.C. § 1981, the Civil Rights Act of 1986, and the Civil Rights Act of 1991.

(b) Acknowledgment of Waiver; Disclaimer of Benefits. Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

(c) Effect of Release and Waiver. Executive understands and intends that this Section 6 constitutes a general release of all claims except as otherwise provided in Section 6(a) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(d) Waiver of Unknown Claims. Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

7. Executive’s Representations and Covenants Regarding Actions. Executive represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company. Executive further represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Agreement has he filed or caused or knowingly permitted, or will he file or cause or knowingly permit, the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (except to the extent permissible pursuant to Section 6(b)) (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 6(a) above. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Releasees or any of them.

8. No Disparaging Remarks. Executive hereby covenants to each of the Releasees and agrees that he shall not, directly or indirectly, make or solicit or encourage others to make or solicit any disparaging remarks concerning the Releasees, or any of their products, services, businesses or activities. Executive understands that his breach of this Section 8 (as determined by a court of competent jurisdiction) shall eliminate his entitlement to any Severance Benefits under this Agreement, including such payments already received and, with respect to payments received, Executive shall be required to immediately return any such amounts to the Company in the event of a breach.

9. No Conflict of Interest. Executive hereby covenants and agrees that he shall not, directly or indirectly, incur any obligation or commitment, or enter into any contract, agreement or understanding, whether express or implied, and whether written or oral, which would be in conflict with his obligations, covenants or agreements hereunder or which could cause any of his representations or warranties made herein to be untrue or inaccurate.

10. Assistance, Cooperation, Future Litigation.

(a) Executive’s Business Assistance and Cooperation. Executive shall make himself reasonably available to assist and cooperate with the Company in connection with any internal and/or independent review of the Company’s financial policies, procedures and activities in respect of all periods during which Executive was employed by the Company.

(b) Executive’s Litigation Assistance and Cooperation. Executive acknowledges and affirms his understanding that he may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company, and/or the other Releasees. Executive hereby covenants and agrees to testify truthfully in any and all such litigation, arbitrations, government or administrative proceedings. Executive further covenants and agrees, upon prior notice and for no further compensation, to make himself reasonably available to and otherwise reasonably assist and cooperate with the Company and/or such other Releasees and with its or their respective attorneys and advisors in connection with any such litigation or administrative proceeding. The Company will make all reasonable efforts to insure that such assistance and cooperation will not materially interfere with Executive’s employment and business responsibilities.

(c) Executive’s Expenses. Executive shall be entitled to reimbursement of any reasonable pre-approved out-of-pocket expenses for travel, lodging, meals and other transportation incurred by him in relation to any cooperation supplied by Executive as described in this Section 10, subject to the Company’s regular business expense policies and procedures.

11. Confidentiality. The Company and Executive agree that the terms and conditions of this Agreement are to be strictly confidential, except that Executive may disclose the terms and conditions to his family, attorneys, accountants, tax consultants, state and federal tax authorities or as may otherwise be required by law. The Company may disclose the terms and conditions of this Agreement as the Company deem necessary to their officers, employees, board of directors, stockholders, insurers, attorneys, accountants, state and federal tax authorities, or as may otherwise be required by law or the reporting requirements of the Federal securities laws. Executive asserts that he has not discussed, and agrees that except as expressly authorized by the Company he will not discuss, this Agreement or the circumstances of his Separation with any employee of the Company, and that he will take affirmative steps to avoid or absent himself from any such discussion even if he is not an active participant therein. EXECUTIVE ACKNOWLEDGES THE SIGNIFICANCE AND MATERIALITY OF THIS PROVISION TO THIS AGREEMENT, AND HIS UNDERSTANDING THEREOF.

12. Return of Corporate Property; Conveyance of Information.

(a) Company Property. Upon his Separation, Executive hereby covenants and agrees to immediately return all documents, keys, credit cards (without further use thereof), and all other items which are the property of the Company and/or which contain Confidential Information; and, in the case of documents, to return any and all materials of any kind and in whatever medium evidenced, including, without limitation, all hard disk drive data, diskettes, microfiche, photographs, negatives, blueprints, printed materials, tape recordings and videotapes.

(b) Information. Executive hereby acknowledges and affirms that he possesses intellectual information regarding the Company and their businesses, operations, and customer relationships. In addition to the obligation to turn over any physical embodiment of such information as defined in the Federal Rules of Civil Procedure and pursuant to Section 12(a), above, and to keep such information strictly confidential pursuant to Section 5, above, Executive agrees to make himself available from time to time at the Company’s request (during normal business hours and with reasonable prior notice) to discuss and disseminate such information and to otherwise cooperate with the Company’s efforts relating thereto.

13. Remedies. Executive hereby acknowledges and affirms that in the event of any breach by Executive of any of his covenants, agreements and obligations hereunder, monetary damages would be inadequate to compensate the Releasees or any of them. Accordingly, in addition to other remedies which may be available to the Releasees hereunder or otherwise at law or in equity, any Releasee shall be entitled to specifically enforce such covenants, obligations and restrictions through injunctive and/or equitable relief, in each case without the posting of any bond or other security with respect thereto. Should any provision hereof be adjudged to any extent invalid by any court or tribunal of competent jurisdiction, each provision shall be deemed modified to the minimum extent necessary to render it enforceable.

14. Acknowledgment of Voluntary Agreement; ADEA Compliance. Executive acknowledges that he has entered into this Agreement freely and without coercion, that he has been advised by the Company to consult with counsel of his choice, that he has had adequate opportunity to so consult, and that he has been given all time periods required by law to consider this Agreement, including but not limited to the 21-day period required by the ADEA (the “Consideration Period”). Executive understands that he may execute this Agreement less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such Consideration Period. Executive further acknowledges that within the 7-day period following his execution of this Agreement (the “Revocation Period”), he shall have the unilateral right to revoke this Agreement, and that the Company’s obligations hereunder shall become effective only upon the expiration of the Revocation Period without Executive’s revocation hereof. In order to be effective, notice of Executive’s revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period.

15. Complete Agreement; Inconsistencies. This Agreement, including the Executive Employment Agreement, the Plan, the Option Agreements, the Separation Date Waiver and any other documents referenced herein, constitute the complete and entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Agreement and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 6 hereof.

16. No Strict Construction. The language used in this Agreement shall be deemed to be the language mutually chosen by the Parties to reflect their mutual intent, and no doctrine of strict construction shall be applied against any Party.

17. No Admission of Liability. Nothing herein shall be deemed or construed to represent an admission by the Company or the Releasees of any violation of law or other wrongdoing of any kind whatsoever.

18. Third Party Beneficiaries. The Releasees are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Releasees hereunder. Executive’s heirs or assigns also are intended third-party beneficiaries with respect to the payments set forth in Section 4 of this Agreement in the event of Executive’s death, and this Agreement may be enforced by each of them in accordance with the terms of that Section 4 in respect of the rights granted to such heirs or assigns therein. Except and to the extent set forth in the preceding two sentences, this Agreement is not intended for the benefit of any person other than the Parties, and no such other person shall be deemed to be a third party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

19. Tax Withholdings. Notwithstanding any other provision herein, the Company shall be entitled to withhold from any amounts otherwise payable hereunder to Executive any amounts required to be withheld in respect of federal, state or local taxes.

20. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when: (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the Party (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to the Company:

SAN Holdings, Inc.
9800 Pyramid Court, Ste. 130
Englewood, Colorado 80112
Attn: Robert C. Ogden

With a mandatory copy to:

Kutak Rock LLP
1801 California Street, Suite 3100
Denver, Colorado 80202
Attn: Robert J. Ahrenholz and Joshua M. Kerstein
Ph: (303) 297-2400
Fax: (303) 292-7799

With a mandatory copy to:

Sun Capital Partners II, LLP 5200 Town Center Circle, Suite 470 Boca Raton, Florida 33486
Attn:	C. Deryl Couch
Ph:	(561) 394-0550
Fax:	(561) 394-0540

With a mandatory copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Douglas C. Gessner, P.C.
Ph:  (312) 861-2000
Fax:  (312) 861-2200

If to Executive:

John Jenkins
5235 E. Princeton Avenue
Englewood, CO 80111

21. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application hereto of the laws of any jurisdiction other than the State of Colorado. In furtherance of the foregoing, the internal law of the State of Colorado shall control the interpretation and construction of this Agreement, even though under any other jurisdiction’s choice of law or conflict of law analysis the substantive law of some other jurisdiction may ordinarily apply.

22. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

23. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

24. Successors and Assigns. The Parties’ obligations hereunder shall be binding upon their successors and assigns. The Parties’ rights and the rights of the other Releasees shall inure to the benefit of, and be enforceable by, any of the Parties’ and Releasees’ respective successors and assigns. The Company may assign all rights and obligations of this Agreement to any successor in interest to the assets of the Company. In the event that the Company are dissolved, all obligations of the Company under this Agreement shall be provided for in accordance with applicable law.

25. Amendments and Waivers. Except with respect to any non-competition or similar post-employment restrictions, which shall be subject to modification by a court of competent jurisdiction pursuant to their express terms (as may be modified herein), no amendment to or waiver of this Agreement or any of its terms shall be binding upon any Party unless consented to in writing by such Party.

26. Headings. The headings of the Sections and subsections hereof are for purposes of convenience only, and shall not be deemed to amend, modify, expand, limit or in any way affect the meaning of any of the provisions hereof.

27. Disputes. Except as set forth in this paragraph, any dispute, claim or difference arising out of this Agreement will be settled exclusively by binding arbitration in accordance with the rules of the Federal Mediation and Conciliation Service (“FMCS”). The arbitration will be held in the City of Denver, State of Colorado, unless Executive and the Company mutually agree otherwise. Nothing contained in this Section 27 will be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party to comply with its obligations under this Agreement or any other agreement between or among the Parties during the pendency of the arbitration proceedings. Subject to the proviso in this sentence below, each Party shall bear its own costs and fees of the arbitration, and the fees and expenses of the arbitrator will be borne equally by the Parties unless the arbitrator determines that any Party has acted in bad faith, in which event the arbitrator shall have the discretion to require any one or more of the Parties to bear all or any portion of fees and expenses of the Parties and/or the fees and expenses of the arbitrator; provided, however, that with respect to claims that, but for this mandatory arbitration clause, could be brought against the Company under any applicable federal or state labor or employment law (“Employment Law”), the arbitrator shall be granted and shall be required to exercise all discretion belonging to a court of competent jurisdiction under such Employment Law to decide the dispute, whether such discretion relates to the provision of discovery, the award of any remedies or penalties, or otherwise. As to claims not relating to Employment Laws, the arbitrator shall have the authority to award any remedy or relief that a Court of the State of Colorado could order or grant. The decision and award of the arbitrator shall be in writing and copies thereof shall be delivered to each Party. The decision and award of the arbitrator shall be binding on all Parties. In rendering such decision and award, the arbitrator shall not add to, subtract from or otherwise modify the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Separation and General Release Agreement as of the Execution Date, effective as of the Effective Date.

READ CAREFULLY BEFORE SIGNING

I have read this Separation and General Release Agreement and have had the opportunity to consult legal counsel prior to my signing of this Agreement. I understand that by executing this Agreement I will relinquish any right or demand I may have against the Releasees or any of them.

DATED:______________________	By:	/s/ John Jenkins
John Jenkins

SAN HOLDINGS, INC.

DATED: March 12, 2007	By:	/s/ Robert C. Ogden
Name: Robert C. Ogden Title: Chief Financial Officer and Secretary

Exhibit A

Separation Date Waiver

This waiver (this “Waiver”) is executed pursuant to the requirements of Section 4(c) of the Separation and General Release Agreement (the “Agreement”), executed March 12, 2007 and effective as of May 11, 2007, by and between SAN HOLDINGS, INC., a Colorado corporation (the “Company”) and JOHN JENKINS (“Executive”). Capitalized terms used but not defined herein have the respective meanings set forth in the Agreement.

1.                Confidential Information; Non-Competition; Non-Solicitation.

(a) Executive hereby represents, warrants and covenants that at no time prior to or contemporaneous with the Separation Date has he, directly, willfully or negligently disclosed Confidential Information to any unauthorized person or used such Confidential Information for his own purposes or benefit. Executive acknowledges his understanding of his non-competition, non-solicitation and non-disclosure restrictions as set forth in the Executive Employment Agreement. Executive understands that his breach of this representation, warranty and covenant or the corresponding representation, warranty and covenant in Section 5 of the Agreement shall eliminate his entitlement to any Severance Benefits under the Agreement, including such payments already received and, with respect to payments received, Executive shall be required to immediately return any such amounts in the event of a breach.

(b) Executive expressly acknowledges and reaffirms his understanding of and obligations under the non-competition and non-solicitation provisions of Section 4.5 of his Executive Employment Agreement and under the Option Agreements.

2.               General Release and Waiver.

(a) Executive, for and on behalf of himself and each of his heirs, executors, administrators, personal representatives, successors and assigns, to the maximum extent permitted by law, hereby acknowledges full and complete satisfaction of and ABSOLUTELY AND IRREVOCABLY AND UNCONDITIONALLY FULLY AND FOREVER RELEASES, ACQUITS AND DISCHARGES San Holdings, Inc., together with its subsidiaries, parents and affiliates, including but not limited to Sun Solunet, LLC, Sun Capital Partners II, LP and each of their past and present direct and indirect stockholders, directors, members, partners, officers, employees, attorneys, agents and representatives, and their heirs, executors, administrators, personal representatives, successors and assigns (collectively, the “Releasees”), from any and all claims, demands, suits, causes of action, liabilities, obligations, judgments, orders, debts, liens, contracts, agreements, covenants and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, which have existed, may exist or do exist, through and including the execution and delivery by Executive of this Waiver (but not including Executive’s or the Company’s performance under the Agreement), including, without limitation, any of the foregoing arising out of or in any way related to or based upon:

(i) Executive’s application for and employment with the Company, his being an officer or employee of the Company, or the Separation;

(ii) any and all claims in tort or contract, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook;

(iii) any alleged misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, sexual harassment, negligence or wrongful discharge; or

(iv) any federal, state or local statute, ordinance or regulation, including but not limited to labor laws or discrimination laws such as Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1987, as amended by the Older Workers Benefit Protection Act and otherwise, the Family and Medical Leave Act, the Civil Rights Act set forth at 42 U.S.C. § 1981, the Civil Rights Act of 1986, and the Civil Rights Act of 1991.

(b) Executive acknowledges and agrees that he is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Releasees of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Executive further acknowledges that he is not waiving and is not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation.

(c) Executive understands and intends that this Section 2 of the Waiver constitutes a general release of all claims except as otherwise provided in Section 2(a) above, and that no reference therein to a specific form of claim, statute or type of relief is intended to limit the scope of such general release and waiver.

(d) Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.  Executive’s Representations and Covenants Regarding Actions. Executive represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Waiver has he knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company. Executive further represents, warrants and covenants to each of the Releasees that at no time prior to or contemporaneous with his execution of this Waiver has he filed or caused or knowingly permitted, or will he file or cause or knowingly permit, the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (except to the extent permissible pursuant to Section 2(b)) (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Releasees which is based in whole or in part on any matter referred to in Section 2(a) above. Executive hereby grants the Company his perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Releasees or any of them.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive has executed this Waiver as of the date specified below.

READ CAREFULLY BEFORE SIGNING

I have read this Waiver and the Agreement and have had the opportunity to consult legal counsel prior to my signing of this Waiver. I understand that by executing this Waiver I will relinquish any right or demand I may have against the Releasees or any of them.

DATED:	By:
John Jenkins